EXHIBIT 10.2

LEASE AGREEMENT

This Lease Agreement (hereinafter called the “Lease”) made this 31st day October, 2006, by and between SANS, LLC, a West Virginia limited liability company, whose principal place of business is at 951 Point Marion Road, Morgantown, Monongalia County, West Virginia 26508 (hereinafter called the “Lessor”) and CHAMPION INDUSTRIES, Inc., a West Virginia corporation, d/b/a CHAPMAN PRINTING COMPANY, a West Virginia corporation, whose principal place of business is at P.O. Box 2968, 2450-90 First Avenue, Huntington, West Virginia 25728 (hereinafter called the “Lessee”).
WITNESSTH, that the parties hereto, intending to be legally bound, hereby covenant and agree as follows:
1. PREMISES: Lessor hereby leases to the Lessee and Lessee hereby accepts as Lessee, a premises consisting of 5,850 square feet, more or less, being more particularly depicted and outlined in red on the drawing attached hereto as Exhibit A ( the “Premises”) and being a portion of that certain building containing 13,500 square feet located at 951 Point Marion Road, Morgantown, West Virginia.
2. TERM:
(a) Primary Term: This Lease shall commence upon November 1, 2005 (the “Commencement Date”) and continue thereafter for term of five (5) years (the “Primary Term”).
(b) Renewal Options: This Lease may be renewed for one (1) additional five (5) year term (“Renewal Term”). This Lease shall be renewed by Lessee providing the Lessor written notice of Lessee’s intent to renew received by Lessor at least one hundred eighty (180) days prior to the end of the Primary Term. In the event that this Lease is renewed, all terms and conditions of this Lease shall remain in full force and effect, except for the rental payment, which shall be revised as stated in Section 3(b) below (The “Primary Term” and the “Renewal Term” are sometimes collectively referred to herein as the “Term”).
3. RENTAL:
(a) Initial Rent: On November 1, 2005 and on December 1, 2005, Lessee shall make a monthly rental payment to Lessor of One Thousand Two Hundred and 00/100 Dollars ($1,200.00) per month. Commencing on January 1, 2006, Lessee shall pay to Lessor as annual rent for the Premises during the remaining portion of the Primary Term of this Lease, the sum of Forty Two Thousand and 00/100 Dollars ($42,000.00) payable in monthly installments of Three Thousand Five Hundred and 00/100 Dollars ($3,500.00) per month, in advance, without notice, set off or demand on or before the first day of cash calendar month.
(b) Renewal Rent: In the event that this Lease is renewed pursuant to Section2(b) above, for that period of time beginning as of October 31, 2010 and ending on December 31, 2010, the monthly rental payment shall remain the same as provided for in Section 3(a). Commencing January 1, 2011 (the “Rental Adjustment Date”) and continuing thereafter for the remaining portion of the Renewal Term, the annual rental payment shall increase by the same percentage increase (if any) in the Consumer Price Index (revised) for Urban Wage Earners and Clerical Workers in Pittsburgh, Pennsylvania, as published by the Bureau of Labor Statistics of the U.S. Department of Labor “CPI”, during the twelve (12) month period immediately preceding the Rental Adjustment Date. The annual rental payment for the Renewal Term shall remain fixed for the duration of the Renewal Term at the adjusted annual rental payment calculated on the Rental Adjustment Date. In no event shall such adjustment be a negative amount. The annual rental payment provided in Section 3(a) above shall be the basis for the adjustment for the annual rental payment due during the Renewal Term as provided in this Section 3(b).
4. TAXES:  Lessee shall pay its pro rata share of the 2005 real property taxes for the months of November, 2005 and December, 2005 in the total payment amount of $666.67, which payment shall be due no later than February 1, 2006. Beginning on January 1, 2006 and continuing thereafter for the remaining portion of the Primary Term of this Lease, Lessee shall pay as its portion of all real estates taxes, charges and assessments imposed on the Premises a rate of Four Thousand and 00/100 Dollars ($4,000.00) per year, which payment shall be due no later than the 9th day of September each year. Should Lessee elect to renew this Lease, then on January 1, 2011 (the “Tax Adjustment Date”) the annual payment for real estate taxes shall be adjusted to $4,000.00 per year plus Lessee’s pro-rated portion of any increase as per each tax assessment for the 2011 real property taxes. Commencing on the Tax Adjustment Date and continuing thereafter for the duration of the Renewal Term, Lessee shall make an adjusted annual payment for real estate taxes to the Lessor at a fixed rate equal to the adjusted annual tax payment calculated on the Tax Adjustment Date described above, which adjusted annual tax payment shall be due no later than the 9th day of September each year.
5. INSPECTION:  The Lessee acknowledges that it has thoroughly inspected the Premises and acknowledges that the Premises is in good repair and habitable for the intended use set forth in Section 6 of this Lease. The Lessee hereby accepts the Premises in an “as is” condition in each and every respect. Lessor or its authorized representative may enter the Premises at any reasonable time with the consent of the Lessee in order to inspect the Premises and for such other reasonable purposes.
6. USE OF THE PREMISES:  The Premises shall be used and occupied as a facility providing retail services for commercial printing, office design and office furniture.
Lessee shall not use the Premises:
(a) for any disorderly, illegal or immoral purposes, or violate any law, ordinance or regulation;
(b) commit any waste therein;
(c) permit any nuisance in or about the Premises;
(d) use the Premises for any extra hazardous purposes;
(e) violate, suspend or void any policy or policies of fire, casualty or liability insurance on the Premises;
(f) the Lessee agrees to never weld on the Premises during the Term of the Lease.
If Lessee shall commit any such act, it shall be considered an Event of Default under this Lease.
7. CONSTRUCTION; ALTERATIONS TO PREMISES:
(a) Construction: Lessee and Lessor agree that Lessor will perform the construction (the “Work”) in accordance with the plans and specifications attached hereto as Exhibit “B”. Lessee shall make a payment in the total amount of $10,000.00 (“Construction Fee”) to Lessor as compensation for the Work, which shall be paid by Lessee as follows:
(i)	$5,000.00 of the Construction Fee will be paid to Lessor upon completion of at least 50% of the Work, as mutually determined and agreed upon by Lessor and Lessee.
(ii) The remaining $5,000.00 of the Construction Fee will be paid to Lessor upon completion of 100% of the Work.

(b) Alterations to Premises: No alterations, improvements or installations shall be made to the Premises without the Lessor’s written consent.
All alterations, additions or improvements upon the Premises made by either party shall become the property of Lessor and shall remain upon and be surrendered with Premises a part thereof at the end of the Term aforesaid. Any damage caused to the Premises by the removal of Lessee’s personal property shall be remedied and the Premises shall be returned to its condition as of the execution of this Lease, excepting only reasonable wear and tear.
All work performed by the Lessee shall be done only in accordance with all applicable federal, state and local safety codes. All such work shall be done in accordance with no-line contracts, which shall be recorded prior to the commencement of the work. Placement of lien, (except for work performed by Lessor pursuant to Section 7(a) above, which shall be Lessor’s sole responsibility), will be considered an Event of Default in accordance with Section 18.
8. UTILITIES:  Charges for electricity, water, gas and other utilities measured by one meter to the building in which the Premises are located shall be prorated based on the proportion which the square footage of the Premises bears to the total square footage of such building. In the event the Lessor pays such utilities as a consequence of the Lessee failing to do so, the Lessor shall be entitled to receive reimbursement for any such expenses including interest thereon at the highest legally allowable rate.
9.  REMOVAL:  If any time Lessee shall have vacated or ceased to occupy the Premises or shall have removed all or substantially all of the Lessee’s personal property therefrom without having notified the Lessor, the Lessor may enter the Premises and alter, renovate and or rehabilitate it without diminution or abatement of rent or the payment of any compensations to Lessee and such action shall have no effect whatsoever upon Lessee’s obligation under this Lease. Any personal property of the Lessee remaining in the Premises in any such event shall be deemed abandoned by Lessee and may be retained or disposed of by Lessor in any manner. Abandonment shall be presumed where Lessee moves out all or substantially all of Lessee’s personal property; (a) without Lessor’s consent and (b) where the rent is or becomes delinquent.
10. INSURANCE:  The Lessee agrees to and shall secure from good responsible company or companies doing insurance business in the State of West Virginia and maintain during the entire Term of this lease, the following insurance coverage:
(a)  General Liability Insurance including liability coverage in the minimum amount of $1,000,000.00 bodily injury and property damage combined.
(b)  Excess Liability Insurance providing umbrella from coverage in an amount of not less than $1,000,000.00.
(c)  Fire Insurance: Lessee shall provide proper certificates of insurance at any time upon Lessor’s request. Lessor shall obtain fire insurance to provide coverage for loss or damage to the Premises and the building situate thereon by fire or other casualty and liability insurance as well. Lessee will obtain appropriate renter’s insurance to cover the Lessee’s equipment and contents situated on the Premises.
(d) Proceeds from the fire or casualty policy shall be payable solely to the Lessor who shall use such proceeds to make repairs in accordance with the provisions of Sections 11 & 12 herein.
(e) All such policies described in Sections 10(a) & 10(b) shall identify the Lessor as an additional insured.
(f) The Lessee shall present unto the Lessor a Certificate of Insurance certifying to the issuance of the above policies and shall contain a clause that it may not be cancelled except upon thirty (30) days prior written notice to the Lessor.
11. DESTRUCTION OF THE PREMISES: If the building or other improvements situate on the Premises should be damaged or destroyed by fire or other casualty, the Lessee shall give immediate written notice thereof to Lessor.
(a) If the building or other improvements situate on the Premises should be totally destroyed by fire or other casualty, or if it should be damaged that rebuilding or repairs cannot reasonably be competed within ninety (90) working days from the date of written notification by Lessee to Lessor of the occurrence of the damage, this Lease shall terminate and rent shall be abated for the remaining portion of the Term, effective as of the date of said written notification.
(b) If the building or other improvements situate on the Premises should be damaged by fire or casualty, but not to such extent that rebuilding or repairs cannot reasonably be completed within ninety (90) working days from the date of written notification by Lessee to Lessor of the occurrence of the damage, this Lease shall not terminate but Lessor shall utilize insurance proceeds to rebuild or repair such building and other improvements to substantially the condition in which they existed prior to such damage, and rent shall be abated until such time as the building and other improvements are restored to substantially the condition in which they existed prior to such damage.
12. MAINTENANCE OF THE PREMISES: Lessee shall at all times maintain the Premises in good order and repair at its sole expense. It is the intention of the parties that the Lessee be solely responsible for maintenance of all aspects of the Premises. Lessee agrees to keep the Premises in good order and repair, reasonable wear and tear and damage by accident, fire, or other casualty not resulting from the Lessee’s negligence excepted. Lessee further agrees to keep the Premises clean, and to replace all broken or damaged doors, glass or windows, plumbing fixtures and pipes, floors, stairways, railings, heating and air conditioning equipment, and all other equipment and fixtures in or on the Premises.
The Lessee agrees to maintain its portion of the roof, walls and foundations, of the Premises, free of moisture penetration and to periodically paint and maintain the exterior of the Premises in a good and workmanlike fashion.
13.  CONDEMNATION:  If during the Term of this Lease or any extension or renewal thereof, all of the Premises should be taken for any public or quasi-public use under any law, ordinance, or regulation, or by right of eminent domain, or should be sold to the condemning authority under threat of condemnation, this Lease shall terminate and the rent shall be abated during the remaining portion of the Term, effective as of the date of the taking of said Premises by the condemning authority.
14. INDEMNIFICATION: The Lessee agrees to forever indemnify and hold the Lessor harmless from any and all actions, suits, claims or demands arising as a consequence of the Lessee’s occupancy and operation upon the Premises.
15. ASSIGNMENT; SUBLETTING: Lessee shall not sublet or rent the Premises or any part thereof, nor transfer possession or occupancy thereof to any person, corporation, partnership or association; nor advertise same in any newspaper or other place, nor transfer or encumber this Lease without the prior written consent of Lessor; now shall any assignment hereof be effective by operation of the law or otherwise without such consent. Any such consent, if given by Lessor, shall not release Lessee from any of their obligations under this Lease nor shall it serve as a wavier of the need for written consent in all future cases.
16. QUIET ENJOYMENT: Upon Lessee paying the rent herein reserved and observing and performing all the covenants and provisions of this Lease to be observed and performed by Lessee, Lessor hereby warrants the quiet enjoyment of Lessee in the Premises; provided, however, that it shall not be breach of this warranty if Lessee’s use and enjoyment of the Premises is disturbed by acts or omissions of other parties having no contractual relationship with Lessor.
17. SUBORDINATION:  This Lease and all renewals, modifications, replacements and extensions thereof shall be subject and subordinate to all present or future mortgages or underlying leases which may now or hereafter affect the Premises. This clause shall be self-operative but in any event Lessee shall execute promptly any estoppel certificates or other assurances that Lessor may require to furtherance hereof.
18. DEFAULT: In the event of any non-compliance by Lessee with terms and provisions of this Lease (“Event of Default”), Lessor shall, provide the Lessee with written notice specifying the Event of Default and notify Lessee that this Lease will terminate not less than thirty (30) days after the date of such notice if such Event of Default is not remedied as hereinafter provided.
(a) Except as otherwise provided, if Lessee corrects the Event of Default within said thirty (30) day right to cure period, this Lease and all rights and obligations of the parties hereunder shall remain in full and effect.
(b) Should Lessee fail to correct the Event to Default within said thirty (30) day right to cure period then Lessor may terminate this Lease without notice and Lessor shall have the right to the immediate possession of the Premises and Lessor shall further have the right to pursue any other claim or remedy against Lessee as provided for by the West Virginia or Federal law.
(c) If such Event of Default by Lessee shall be the nonpayment of rent and Lessee shall fail to pay all current and delinquent rentals within said thirty (30) day right to cure period, then the total amount of the rent for the balance of the Term shall, at the sole option of Lessor, become immediately due and payable.
(d) Should Lessee make an assignment or arrangement for the benefit of creditors or if a petition in bankruptcy, reorganization of insolvency be filed by or against Lessee, or if a receiver or trustee be appointed for any of Lessee’s personal property or if an execution by issued against and is not dissolved within thirty (30) days thereafter, then such act by Lessee shall constitute an Event of Default and Lessor shall be entitled to take any action provided for herein and any action provided for by West Virginia or Federal law.
(e) In addition to any other remedy provided for in this Lease, should any Event of Default occur, the Lessor shall have the following remedies, which shall be cumulative:
1. Accelerate the rent due hereunder as if payable in advance.
2. Cancel and terminate this Lease by written notice to Lessee or any person claiming under Lessee who shall thereupon surrender quiet and peaceable possession the Premises and all keys and other personal property of Lessor to Lessor.
3. With or without terminating this Lease, as Lessor may elect, Lessor may re-enter and repossess the Premises, or any part thereof, and lease it to any other person upon such terms as Lessor shall deem reasonable, for a term within or beyond the Term of this Lease; provided that any such reletting prior to termination shall be for the account of Lessee, and Lessee shall remain liable for (i) all rent, and other sums which would be payable under this Lease by Lessee in the absence of such expiration, termination or repossession, less (ii) the net proceeds, if any, of any reletting effected the account of Lessee after deducting from such proceeds all of Lessor expenses, reasonable attorney’s fees and expenses, employee’s expenses, alteration costs, expenses of preparation for such reletting and all costs and expenses, direct or indirect, incurred as a result of Lessee’s breach of this Lease. If the Premises are, at the time of default, sublet or leased to others, Lessor may, as Lessee’s agent, collect rents due from any subtenant or other tenant and apply such rents to the rent and other amounts due hereunder without in any way affecting Lessee’s obligation to Lessor hereunder. Such agency, being given for security, is hereby declared to be irrevocable.
4. Ejection of Lessee from Premises
5. Exercise of any other remedy, which may be available at law or in equity or under the terms of this Lease. Should an Event of Default occur or be occurring, Lessor shall be entitled to recover, all costs and expenses, including (without limitation) attorney’s fees, incurred by Lessor as a result of said Event of Default and/or the institution of legal proceedings as a result thereof plus additional rent equal to one month’s rent.
(f) Failure by Lessor to exercise any of its rights hereunder upon non-performance by the Lessee of any condition, covenant or provision herein contained shall not be construed as a wavier thereof, nor shall the defective performance or wavier of non-performance of any such condition, covenant or provision by Lessor be construed as a wavier of the rights of the Lessor as to any subsequent defective performance or non-performance hereunder.
19. NOTICES: All notices, requests, demands and other communications required or permitted under this Lease shall be in writing, signed by or on behalf of the party giving such notice, and must be served by personal service of United States Postal Service Certified Mail addressed to the other party at the following addresses:

LESSOR:	Sans, LLC
951 Point Marion Road
Morgantown, West Virginia 26508

LESSEE:	Champion Industries, Inc.
d/b/a Chapman Printing Company
P.O. Box 2968
2450-90 First Avenue
Huntington, West Virginia 25728

The address of either party may be changed from time to time by such party giving written notice to the other of such new address.
20. ENTIRE CONTRACT: This Lease constitutes the entire contract between the parties hereto and there are no other understanding’s promises, representations or warranties, oral or written, relating to the subject matter of this Lease, which shall be deemed to exist or bind any of the parties hereto, their respective heirs, executors, administrators, successors or assigns, except as set forth therein. No amendment, change or addition to this Lease shall be binding upon Lessor or Lessee unless reduced to writing and signed by both parties.
21. RECORDING:  This Lease shall not be recorded.
22. SEVERABILITY CLAUSE:  If any particular term, covenant or provision of this Lease shall be determined invalid or unenforceable, the same shall not affect the remaining provisions of this Lease, which shall nevertheless remain in full force and effect.
IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease the day and year first above written.

LESSOR:	SANS, LLC
a West Virginia limited liability company,

ATTEST:	By: ______________________________
_________________________	__________________, Managing Member

LESSEE:	CHAMPION INDUSTRIES, INC.,
a West Virginia corporation,
CHAPMAN PRINTING COMPANY, d/b/a
a West Virginia corporation

ATTEST:	By:______________________________
_________________________	___________________, President

EXHIBIT A
Description of Premises, to-wit

EXHIBIT B
Plans and Specifications